Exhibit 99.2

Asante Logo


              Asante Announces Third Quarter 2003 Operating Results

Corporate Contact:

Anthony Contos
Asante Technologies, Inc.
Phone:   408-435-8401 Ext.388
Fax:     408-894-0526
Email:  ir@asante.com


SAN JOSE, Calif., August 12, 2003 - Asante Technologies, Inc. (NASDAQ: ASNT.OB) today announced results for the third quarter of fiscal 2003. The Company reported revenues of $2.8 million for the quarter ended June 28, 2003, compared to revenues of $2.6 million in the recently completed second quarter of fiscal 2003. The Company posted a net loss of $0.5 million, or $0.05 per share. The results showed an improvement over the prior quarter due to increased revenues, and cost-cutting measures that included a reduction in personnel. At the same time, the Company's inventory in the channel decreased by approximately $0.3 million.

Sales totaled $9.2 million for the first nine months of fiscal 2003. The Company reported a net loss for the first nine months of fiscal 2003 of $1.6 million, or $0.15 per share.

The Company experienced increased interest in its IntraCore managed system products, and has seen strong interest from Value Added Resellers (VARs), and System Integrators from its new Gold and Silver VAR Program, a program which was designed to attract additional premier VARs. This new program sets specific technical and volume goals for participating VARs and requires them to have certain levels of technical expertise in the Company's products. It then rewards the VARs by offering certain discounts and incentives for this commitment and achievement of revenue goals.

In addition, the Company made moves to improve its channel for its managed systems products, and reduce its cost structure. By the end of the quarter, the Company moved closer to its goal of reducing operating costs to a lower break-even point, a target the Company would like to achieve in the next several months. These reductions involved internal restructuring, a reduction in personnel and payroll related costs, soliciting competitive bids to reduce the Company's audit costs, and reducing overhead costs.

"While the general market is still soft, I am pleased with the progress we made in the third quarter to stabilize revenue and improve awareness of the Company's IntraCore managed product offerings. Already we have begun to see improved interest for many of the Company's managed products," stated Wilson Wong, Asante's Chairman, President and CEO. "The fourth quarter is historically a stronger quarter due to the buying habits of educational institutions and we hope to achieve further improvements in revenue. Additionally, the measures the Company has taken will help ensure a more agile Company and allow us to pursue significant business opportunities."
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About Asante

Asante is a leading supplier of network connectivity products for Macs and PCs. The Company's FriendlyNET(R) products simplify networking and provide Internet access for small offices/home offices and education (K-12 and universities). The Company's IntraCore products support multi-service applications for large enterprises. For additional information telephone (408) 435-8388 or visit Asante's Worldwide Web address at: http://www.asante.com.

                                     * * * *

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those risks set forth under the caption "Business Risks" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended September 28, 2002 and in the Company's Quarterly Reports on Form 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Such risks include the Company's potential need for additional financing, and the Company's ability to attract and retain qualified personnel, competition, and technological change. Readers should carefully review the risk factors described in such reports and other filings made by the Company from time to time with the Securities and Exchange Commission.



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                            Asante Technologies, Inc.
                       Condensed Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)



                                        Three months ended,   Nine months ended,
                                             June 28,             June 28,
                                               2003                 2003
                                             --------             --------
Net sales                                    $  2,775             $  9,173
Cost of sales                                   1,768                5,722
                                             --------             --------
      Gross profit                              1,007                3,451
                                             --------             --------
Operating expenses:
      Sales and marketing                         569                2,445
      Research and development                    572                1,625
      General and administrative                  342                  880
                                             --------             --------
Total operating expenses                        1,483                4,950
                                             --------             --------
Loss from operations                             (476)              (1,499)
Interest and other income, net                    (18)                 (59)
                                             --------             --------
Loss before income taxes                         (494)              (1,558)
Net loss                                     ($   494)            ($ 1,558)
                                             ========             ========
Basic and Diluted loss per share             ($  0.05)            ($  0.15)
                                             ========             ========
Weighted average common
 shares and equivalents
      Basic                                    10,097               10,083
                                             ========             ========
      Diluted                                  10,097               10,083
                                             ========             ========